                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    --------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 15, 2005


                             MAN SANG HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


         NEVADA                       000-20877                  87-0539570
(State or other                     (Commission                (IRS Employer
jurisdiction of incorporation)      File Number)            Identification No.)


         21st Floor, Railway Plaza, 39 Chatham Road South, Tsimshatsui,
                             Kowloon, Hong Kong SAR
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (852) 2317 5300

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

         (b)      Resignation of Directors

         On March 15, 2005, Miss YAN Sau Man, Amy resigned as Director and Vice President of Man Sang Holdings, Inc. (the "COMPANY"), effective close of business March 15, 2005. Miss Yan confirmed that she had no disagreements with the Company. The Company is grateful for Miss Yan's contributions and service to the Company.

         On March 15, 2005, Mr. LEE Kang Bor, Thomas resigned as Director of the Company and audit committee member, effective close of business March 15, 2005. Mr. Lee confirmed that he had no disagreements with the Company. The Company is grateful for Mr. Lee's contributions and service to the Company.

         (d)      Appointment of Director and Audit Committee Chairman

         On March 15, 2005, Mr. HUNG Kwok Wing, Sonny was elected as a Director of the Company, effective close of business March 15, 2005. There are no arrangements or understandings between Mr. Hung and any other persons, pursuant to which Mr. Hung was selected as a director. Mr. Hung has not been appointed to serve on any committees of the Board of Directors of the Company, and there are no plans, at this time, to appoint him to any committees of the Board of Directors of the Company. Mr. Hung currently serves as the Assistant to the Chairman of the Company, and is paid compensation by the Company in the amount of HK$1,000,000 per year. Other than the foregoing compensation by the Company, Mr. Hung has not had any related transactions or proposed transactions with the Company since the beginning of the Company's last fiscal year.

         On March 15, 2005, Mr. YUEN Ka Lok, Ernest was designated as the Chairman of the Company's Audit Committee to fill the vacancy caused by the resignation of Mr. Lee.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 15, 2005

                                         MAN SANG HOLDINGS, INC.


                                         By:  /s/ CHENG Tai Po
                                            ------------------------------------
                                                  CHENG Tai Po
                                                  Vice Chairman of the Board